Exhibit 10.11

FIRST AMENDMENT TO THE

2005 OMNIBUS INCENTIVE PLAN

OF BLACK HILLS CORPORATION

WHEREAS, Black Hills Corporation (the “Company”) maintains the “2005 Omnibus Incentive Plan of Black Hills Corporation” (the “Plan”); and

WHEREAS, pursuant to Section 18.4 of the Plan, the Board of Directors of the

Company (the “Board”) reserved the right to amend the Plan or an Award Agreement granted under the Plan at any time, “to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), and to the administrative regulations and rulings promulgated thereunder”; and

WHEREAS, pursuant to Article 8 of the Plan, the Committee has issued Restricted Stock Units under the Plan under the form of the “Black Hills Corporation 2005 Omnibus Incentive Plan Restricted Stock Unit Agreement” (the “RSU Award Agreement”); and

WHEREAS, pursuant to Article 9 of the Plan, the Committee has issued Performance Shares under the Plan under the form of the “Incentive Compensation Plan Performance Share Award Agreement, Black Hills Corporation” (the “PSA Award Agreement”); and

WHEREAS, outstanding RSU Award Agreements and PSA Award Agreements may provide for deferrals of compensation that could be subject to Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other authority thereunder (“Code”); and

WHEREAS, the Company intends that all deferrals of compensation pursuant to the Plan be exempt from, or in compliance with, Code Section 409A; and

WHEREAS, the Board now desires to amend the Plan in order to incorporate such terms and provisions as are deemed necessary or appropriate for exemption from, or compliance with, Code Section 409A;

NOW THEREFORE BE RESOLVED, that the Plan is hereby amended by this First Amendment, effective as of December 31, 2008, as follows:

1.        A new Section 2.46 “Disability” is added to the Plan as follows:

“Disability” means the Participant is (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or to last for a continuous period of not less than 12 months, the Participant is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or an Affiliate. Any determination of Disability shall be made in accordance with the requirements of Code Section 409A. Any reference in the Plan or an Award Agreement to “disability” means a “Disability” as defined in the previous sentence.

2.         A new Section 2.47, “Separation from Service”, is added to the Plan as follows:

“Separation from Service” means (a) an Employee has terminated from employment, for whatever reason, with the Company and all of its Affiliates, or (b) a Director who is not an Employee has terminated his directorship with the Company for whatever reason. In each case, such term shall be construed to have the same meaning as the term “separation from service” under Code Section 409A.

3.         A new Section 2.48, “Specified Employee”, is added to the Plan as follows:

“Specified Employee” means a Participant who is a “specified employee”, as defined in Code Section 409A and as designated as such by the Company for the applicable identification period under Code Section 409A.

4.         Section 21.14 is amended, in its entirety, to provide as follows:

21.14   No Deferred Compensation. The Committee may permit deferrals of compensation pursuant to the Plan, or a separate plan, subplan or agreement, which meets the applicable requirements of Code Section 409A and the regulations and other authoritative guidance thereunder (collectively “Section 409A”). Additionally, to the extent any Award is subject to Section 409A, notwithstanding any provision herein to the contrary, the Plan does not permit the acceleration of the time or schedule of any distribution related to such Award, including, without limitation to any Specified Employee, except as permitted by Section 409A.

To the extent applicable, the Plan is intended to comply with Section 409A and shall be interpreted accordingly. The Company reserves the right to amend or modify the Plan (and any Award Agreement hereunder) in good faith to the minimum extent necessary so that it can be administered in compliance with Section 409A. Any ambiguous provision will be construed in a manner that is compliant with, or exempt from, the application of Section 409A. If any provision of this Plan (or any Award Agreement hereunder) would cause the Participant to incur any additional tax or interest under Section 409A, the Company shall, after consulting with the Participant, reform such provision to comply with Section 409A to the extent permitted under Section 409A.

Except for the Amendment above, the Plan shall remain in full force and effect.

Black Hills Corporation

By:	/s/ David R. Emery
David R. Emery
Chairman, President and CEO

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